Exhibit 10.6

Execution Copy

Balaton Rights Agreement

(the “BRA”)

Milbank, Tweed, Hadley & McCloy LLP

Taunusanlage 15

60325 Frankfurt am Main, Germany

Balaton Rights Agreement

dated as of February 15, 2013

by and among

1.	Deutsche Balaton AG, a stock corporation organized under the laws of the Federal Republic of Germany, with its seat in Heidelberg and its business address at Ziegelhäuser Landstraße 1, 69120 Heidelberg, and registered with the commercial register of the local court of Mannheim under HRB 338172 (“Balaton”)

2.	Gentherm Incorporated, a corporation organized under the laws of the State of Michigan, USA, with its seat in Northville, USA and its business address at Northville, Michigan, 21680 Haggerty Road, Ste. 101, 48167 USA (“Gentherm Inc.”)

- Balaton, Gentherm Inc. each a “Party” and,

collectively, the “Parties” -

Table of Contents

1. Definitions	5
2. Standstill	6
3. Miscellaneous	7

List of Annexes

Annex	Topic

Annex P.3	Executed Framework Agreement

Preamble

P.1	Whereas, Gentherm Inc. holds all shares in Gentherm Europe GmbH, a limited liability company organized under the laws of the Federal Republic of Germany, with its seat in Augsburg and its business address at Ulmer Straße 160B, 86156 Augsburg, and registered with the commercial register of the local court of Augsburg under HRB 25596 (“Purchaser”).

P.2	Whereas, Purchaser is the majority shareholder of W.E.T. Automotive Systems A.G., a stock corporation organized under the laws of the Federal Republic of Germany with its seat in Odelzshausen, its business address at Rudolf-Diesel-Str. 12, 85235 Odelzhausen and registered with the commercial register of the local court of Munich under HRB 119793 (the “Company”).

P.3	Whereas, Purchaser desires to acquire, and Balaton is willing to exchange all of its shares in the Company against shares in Gentherm Inc. as ultimate parent of the Company and a cash payment as consideration by separate agreement and in this connection the Parties have executed a framework agreement, which is attached to this BRA as Annex P.3 (the “Framework Agreement”).

P.4	Whereas, in connection with the Framework Agreement, the Parties have also executed other agreements among them, including a Settlement Agreement by which the Parties settled certain legal actions concurrent with the transactions described in the Framework Agreement.

P.5	Whereas, Gentherm Inc. has requested and Balaton has agreed to observe certain restrictions relating to its shareholding in Gentherm Inc. pursuant to this BRA.

Now, therefore, it is agreed as follows:

1.

Definitions

“BRA” is defined in the Recitals.

“Balaton” is defined in the Recitals.

“Closing Date” is defined in the Framework Agreement.

“Company” is defined in Section P.2.

“Framework Agreement” is defined in P.3.

“Gentherm” is defined in the Recitals.

“Gentherm Inc.” is defined in the Recitals.

“Parties” is defined in the Recitals.

“Publication” is defined in the Framework Agreement.

“Purchaser” is defined in the Recitals.

“Settlement Agreement” is defined in the Framework Agreement.

2.

Standstill

Standstill. Balaton undertakes for a period of four years from and after the Closing Date, without prior written approval of Gentherm Inc. and if not expressly stated otherwise in the following, that neither it nor, to the extent legally permissible, any of its affiliated companies within in the meaning of Section 15 German Stock Corporation Act (AktG), nor any of its or theirs directors or officers, will:

(a)	directly or indirectly, purchase, acquire or otherwise own, whether as the beneficial owner and/or record owner, (other than pursuant to a stock split or stock dividend or share buyback) shares in Gentherm (or securities convertible into shares in Gentherm) that would result in total direct or indirect ownership of more than 11% of the outstanding share capital of Gentherm (taking into account all convertible securities owned);

(b)	make any shareholder proposal for any meeting of shareholders of Gentherm Inc. or written consent thereof, other than a confidential proposal to the board of directors of Gentherm Inc.;

(c)	attempt to control or influence the management or board, or the policies, of the Company or Gentherm Inc., except as permitted pursuant to (b);

(d)	participate, solicit, request, advise, assist or encourage others to, take any of the following actions:

(i)	the formation of a voting trust or group or similar arrangement with respect to shares in Gentherm;

(ii)	the solicitation of proxies or written consents from shareholders of Gentherm Inc.;

(iii)	the participation in any director election contest in respect of Gentherm Inc.;

(iv)	an attempt to call, or request the call of, a special meeting of the shareholders of Gentherm Inc.; or

(v)	make a public statement critical of Gentherm Inc. or its subsidiaries or affiliates or any of their directors, officers or employees, or take any other action likely to damage the reputation of such persons.

3.

Miscellaneous

3.1	The Parties each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this BRA by Balaton and that, in the event of any breach or threatened breach hereof, Gentherm Inc. will be entitled to seek injunctive and other equitable relief. Such remedies will not be the exclusive remedies for a breach of this BRA, but will be in addition to all other remedies available at law or in equity.

3.2.	This BRA shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflict of laws principles. The Parties each (a) irrevocably and unconditionally consent to the personal jurisdiction and venue of the federal or state courts located in Oakland County, Michigan; (b) agree that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agree that it shall not bring any action relating to this Agreement or otherwise in any court other than the federal or state courts located in Michigan; and (d) irrevocably waive the right to trial by jury.

3.3	Sections 6 (Confidentiality), 8 (Notices), 10 (Interpretation, Formalities, Severability) and 11 (Miscellaneous) of the Framework Agreement shall apply to this BRA mutatis mutandis. The Parties are aware that this Agreement becomes effective upon Publication as defined in the Framework Agreement

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SIGNATURE PAGE – BALATON RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Balaton Rights Agreement to be signed by a duly authorized signatory thereof, all as of the date first written above.

Deutsche Balaton AG

/s/ Jens Jüttner

Gentherm Incorporated

/s/ Peter Memminger, as representative

based on a PoA

Annex P.3 – Executed Framework Agreement

[See the executed Framework Agreement which is part of this publication.]